Exhibit 99.1
Chart Industries Reports Record 2023 Second Quarter Financial Metrics

Atlanta, Georgia – July 28, 2023 - Chart Industries, Inc. (NYSE: GTLS) today reported results for the second quarter ended June 30, 2023. Results from continuing operations reflect our first full quarter of ownership of Howden and exclude the Roots™ financial results for our entire ownership period of March 17, 2023 through June 30, 2023. On June 11, 2023 we signed a definitive agreement to sell the Roots™ business to Ingersoll Rand, and accordingly Roots™ is included in discontinued operations. Earlier this week, the Roots™ divestiture received the required regulatory approval and is anticipated to close no later than August 18, 2023 with cash proceeds of approximately $300 million to be used for debt paydown. Further details can be found in the supplemental presentation accompanying this release and published in the investor relations section of our website. Highlights include:

•Record total backlog of $3.96 billion increased 24.1% compared to second quarter 2022 proforma backlog, driven by record backlog for both Chart standalone and Howden standalone
•Record orders of $1.06 billion driven by Howden standalone record orders, record Repair, Service and Leasing (“RSL”) results and a Big LNG equipment award; Book-to-bill of 1.17 supports our 2023 and 2024 growth outlook
•Record sales of $908.1 million increased 10.3% (11.5% excluding foreign exchange impact) when compared to the second quarter of 2022 on a proforma basis for the combined business
•Record reported gross profit of $280.6 million and associated record reported gross profit as a percent of sales of 30.9% was 32.5% when adjusted for one-time items (primarily Howden deal and integration-related costs), resulting from our ongoing cost out actions, productivity, early synergy achievement and pricing actions.
•Second quarter 2023 reported operating income of $95.7 million included one-time Howden deal and integration related costs and inventory amortization step up; adjusting for these items, adjusted operating income was $154.4 million, or 17.0% operating income as a percent of sales
•Reported earnings per share (“EPS”) of ($0.01) and when adjusted for one-time costs, adjusted EPS of $1.19
•Reported EBITDA of $158.8 million included record Howden standalone EBITDA; adjusted for one-time costs, adjusted EBITDA was a record of $195.3 million and record 21.5% EBITDA margin
•Achieved $94.3 million of commercial synergies and $96.5 million of cost synergies to date, reinforcing our opportunity to exceed our year-one commercial and cost synergy targets

•Second quarter 2023 net cash provided by operating activities of $97.1 million less capital expenditures of $20.9 million results in strong free cash flow (“FCF”) of $76.2 million; when adjusted for one-time impacts, adjusted FCF was $86.6 million
•Executed numerous deleveraging actions resulting in a net leverage ratio of 3.86 (proforma 6/30/2023 net leverage ratio for announced divestitures is 3.72)
•Signed definitive agreement to sell Roots™ business to Ingersoll Rand for $300 million all cash (a low-teens EBITDA multiple); the transaction has received regulatory clearance and is expected to close no later than August 18, 2023
•Signed definitive agreement on July 26, 2023 to sell Cofimco fans business to PX3 Partners, the London headquartered private equity firm, for an $80 million purchase price (multiples in line with prior Chart transactions); the transaction is anticipated to close in the second half 2023
•We continue to anticipate generating approximately $500 million of potential proceeds from divestitures inclusive of the $380 million from the announced Roots and Cofimco divestitures.

Record second quarter 2023 financial metrics (backlog, orders, sales, gross profit, gross profit margin, operating income, and EBITDA).

Heat Transfer Solutions (“HTS”) posted records in reported backlog, sales, gross profit, gross profit as a percent of sales, operating income and operating income as a percent of sales. Also in the second quarter 2023, Howden (on a standalone basis) had record reported backlog, orders, gross profit and EBITDA.

Second quarter 2023 backlog of $3.96 billion (excludes $71.3 million from Roots™ backlog) set a record, following the prior historical high backlog of $3.86 billion as of the end of the first quarter 2023 (excluding Roots backlog of $73.6 million). Second quarter 2023 backlog increased 24.1% compared to the second quarter 2022 (proforma to include Howden), and both Chart and Howden backlogs on a standalone basis were records as of the end of the second quarter 2023.

Second quarter 2023 sales of $908.1 million grew 10.3% reported and 11.5% excluding foreign exchange impacts when compared to the second quarter of 2022 (on a proforma basis for the combined businesses excluding Roots™ divestiture revenue). Inclusive of Roots™ and excluding negative FX, second quarter 2023 sales were approximately $959 million. We expect sequential sales growth each quarter in the second half of 2023. We had approximately $70 million of sales shift from the second quarter 2023 to the second half 2023 due to customer delivery timing changes and inbound material receipt related to percent of completion revenue recognition, neither of which is atypical in our business given the longer project nature of our business now, reflecting our execution on our strategy to provide more complete solutions to our customers.

Second quarter 2023 reported operating income of $95.7 million included Howden deal and integration related costs and inventory amortization step up. Adjusted operating income was $154.4 million, or 17.0% operating income as a percent of sales. Second quarter 2023 reported EBITDA was $158.8 million and when adjusted for one-time, primarily Howden deal and integration-related costs, was $195.3 million, or 21.5% of sales. This record EBITDA was driven by record reported gross profit of $280.6 million and record reported gross profit margin of 30.9% both in the combined business as well as record Howden standalone gross profit. This record gross profit margin when adjusted is 32.5% and is the result of our ongoing cost out actions, early synergy achievements, pricing and productivity improvements. Both second quarter 2023 reported gross profit as a percent of sales and EBITDA as a percent of sales grew 300 basis points or more compared to the second quarter 2022 (proforma to include Howden).

Demand continued strong in the second quarter, with orders of $1.06 billion driven by record total Howden orders, record RSL orders (both combined and Howden standalone aftermarket, service and repair), orders in the Middle East and Africa region up 92% compared to the second quarter 2022 and a Big LNG equipment award (our second Big LNG award year-to-date 2023). This quarter’s book-to-bill of 1.17 supports our growth outlook for 2023 and 2024. The second quarter 2023 order book did not include any hydrogen liquefier orders or small-scale or floating LNG orders. We continue to expect at least two hydrogen liquefier orders in the second half 2023 as well as at least one additional Big LNG award.

We booked orders with 86 new customers in the second quarter 2023, including an iron/manganese water treatment system for storm water from E&W Welding and an aerospace customer ordering their first liquid hydrogen trailer. We also had 22 first-of-a-kind orders, including the largest cryogenic tanks ever ordered in the world (1700 cubic meters) for a space exploration customer and a novel fan design for a new metro train platform order by a global rail company.

We continue to see hydrogen demand expand globally, across the gaseous and liquid hydrogen value chain, with more end-use applications entering our backlog. Recently we were awarded an order for liquid hydrogen storage tank from Linde Engineering Hangzhou Co., Ltd for a project located in Korea, a BAHX replacement for a U.S. customer’s liquefier, and an order for a green hydrogen project to supply hydrogen compressors for Dalian Seawater Hydrogen Production Industry Integration Demonstration Project.

Our commercial pipeline remains very strong with over $20 billion of potential orders. Over $1 billion in our active sales pipeline are potential commercial synergy orders resulting from the Chart and Howden combination, and this is expected to continue to grow.

Synergy execution is on-track to achieve or exceed our year-one targets of cost synergies of $175 million and commercial synergies of $150 million.

We continue to make ahead-of-schedule progress on our cost and commercial synergies related to the Howden integration. We reiterate our year-one cost synergy target of $175 million and our year-one commercial synergy target of $150 million, both of which we have the opportunity to exceed between now and March 2024. To date, we have achieved $96.5 million of annualized cost synergies, ranging from reductions in overlapping headcount, to insourcing savings, to elimination of redundant systems and activities. More cost synergy potential has been identified as the teams work together. Additionally, we are thrilled with the earlier-than-anticipated achievement of commercial cross-selling, including $94.3 million of synergy orders booked to date. Said differently, we have achieved approximately 55% of our year-one cost synergy target and approximately 63% of our year-one commercial synergy target after only four months of ownership. In July 2023, we were awarded a $41.5 million synergy order to provide a large Middle Eastern customer with eight cold boxes for an ethane recovery project. This Chart and Howden synergy commercial win is the result of having Chart’s local Howden physical operation and team member presence in the region. We also received our largest ever Earthly Labs small-scale carbon capture award with Babcock & Wilcox for $3.1 million, which is a synergy win as well.

Since closing on the Howden acquisition, we have signed new and expanded existing memorandums of understanding (“MOU”) with 43 different partners which include both Chart and Howden content, representing significant order potential in both the near and long-term. Many have already placed orders and we anticipate receiving orders before year-end 2023 from approximately 70% of these partners. Recent strategic partnership examples include the completion of a Master Framework Agreement with Siemens Mobility for both Chart and Howden content and applications globally. Our efforts with Siemens Mobility will focus on emission-free traction systems such as hydrogen powered trains, rail electrification and turnkey rail solutions. Additionally, we executed an MOU with North American Helium (“NAH”) for a merchant Helium Recovery, Purification, and Liquefaction plant (which has not yet been booked into our backlog).

Aftermarket, service and repair demand and execution is exceptionally strong.

The RSL segment had an exceptionally strong quarter as we continue to see global aftermarket demand and increase our long-term service agreements (“LTSAs”) for multi-year service and repair capabilities. The RSL segment had record sales, gross profit and operating income, and orders increased by 32.9% and sales by 8.2% in the second quarter 2023 when compared to the second quarter 2022 (proforma to include Howden).

Leveraging the Howden digital tools and installed base management team, we have added approximately 46,500 Chart legacy installed assets into the digital tool, identifying over 500 customer sites where there are both Chart and Howden assets (totaling over 7,500). This is another avenue for us to expand the customer base and scope for our framework agreements and LTSAs. We executed numerous agreements and LTSAs in the second quarter 2023 and

July 2023 including a Frame Agreement with Veolia for our turbo fans for Mechanical Vapor Recompression solutions and received more than $8 million of related orders.

Multiple deleveraging actions completed driving June 30, 2023 net leverage ratio for our banking covenant of 3.86 (proforma 6/30/2023 net leverage ratio for announced divestitures of 3.72); anticipate achieving our original targeted year-end 2024 net leverage ratio range of 2.5X to 2.9X by the middle of 2024.

Second quarter 2023 net cash from operations of $97.1 million less capital expenditures of $20.9 million results in free cash flow for the quarter of $76.2 million. When adjusting for net income adjustments resulting from Howden deal and integration related costs, adjusted free cash flow for the second quarter was $86.3 million. We also executed numerous other cash generation and balance sheet capacity optimization actions, including but not limited to:

•Executed a definitive agreement to sell the Roots™ business for an all-cash price of $300 million. The Roots™ transaction has received regulatory clearances and is anticipated to close no later than August 18, 2023.
•Signed definitive agreement on July 26, 2023 to sell our Cofimco fans business to PX3 Partners, the London headquartered private equity firm, for an $80 million purchase price (multiples in line with prior Chart transactions); the transaction is anticipated to close in the second half 2023. Cofimco is one part of our axial flow fans product offering, manufactured in a dedicated, standalone building in Italy and is original equipment sales only, primarily to traditional energy customers and end markets. With the addition of Howden’s Cooling Fans that are differentiated with low noise operating capabilities and complement our Chart Tuf-Lite fans, which operate in extreme environments, we see numerous synergies. Additionally, Howden’s Cooling Fans and Tuf-Lite are both primarily serving the energy transition end markets in which customers are focusing on optimizing their facilities.
•Executed a definitive agreement to sell a French product line for 4.25 million euros, which is expected to close in August 2023 pending regulatory approval and subject to customary closing conditions.
•Completed the working capital settlement related to the Howden acquisition, which resulted in cash from seller to Chart of $17.5 million. This cash was received this week.
•Implemented additional bank-fronted guarantees and surety program resulting in additional non-debt capacity of approximately $100 million for future issuances.
•Repatriated approximately $20 million of cash from China and anticipate an incremental approximately $60 million of cash to repatriate in the second half 2023.

“The Howden acquisition has exceeded our already high expectations at the time of purchase of the business metrics and synergy opportunities, with record Howden performance in the second quarter 2023” stated Jill Evanko, Chart’s CEO and President. “Our record backlog supports our near-term and medium-term outlooks, and we are on pace to hit our net leverage ratio targets sooner than originally thought.”

2023 Outlook Update and Reiteration of 2024 EBITDA Forecast
.

We have more than typical of our second half sales outlook already booked in backlog and given the synergy achievement to date, the continued demand in our commercial pipeline of the combined business, the timing of project revenues including Big LNG in backlog and our second quarter 2023 record backlog, we are reiterating our outlook for 2023 sales to be in the anticipated range of $3.66 billion to $3.80 billion, with associated adjusted EBITDA of $780 million to $810 million.

Our 2023 outlook for adjusted diluted EPS is in the expected range of $5.70 to $6.70 on approximately 47 million shares outstanding. Our 2023 outlook for adjusted free cash flow is in the anticipated range of $300 million to $350 million (unchanged from prior outlook), and our cash available for debt paydown is expected to be in the range of $655 million to $705 million (inclusive of announced divestiture proceeds of $380 million).

While our guidance does not include any new big LNG orders beyond what is in backlog, we expect to book an additional Big LNG order in the second half 2023 (in addition to the first quarter 2023 Sempra Port Arthur award and the second quarter 2023 Big LNG equipment award) and continue to expect ongoing Big LNG demand in the years ahead.

Additionally, we reiterate our 2024 adjusted EBITDA outlook of approximately $1.3 billion.

FORWARD-LOOKING STATEMENTS
Certain statements made in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company’s business plans, including statements regarding completed acquisitions, divestitures, and investments, cost and commercial synergies and efficiency savings, objectives, future orders, revenues, margins, segment sales mix, earnings or performance, liquidity and cash flow, inventory levels, capital expenditures, supply chain challenges, inflationary pressures including material cost and pricing increases, business trends, clean energy market opportunities including addressable markets, and governmental initiatives, including executive orders and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as "may," "will," "should," "could," "expects," "anticipates," "believes," "projects," "forecasts," “outlook,” “guidance,” "continue," “target,” or the negative of such terms or comparable terminology.

Forward-looking statements contained in this press release or in other statements made by the Company are made based on management's expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the Company's control, that could cause the Company's actual results to differ materially from those matters expressed or implied by forward-looking statements. Factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements include: the Company’s ability to successfully integrate the Howden acquisition and other recent acquisitions and achieve the anticipated revenue, earnings, accretion and other benefits from these acquisitions; the Company’s ability to successfully close on its identified divestitures and achieve the anticipated proceeds from these divestitures; slower than anticipated growth and market acceptance of new clean energy product offerings; inability to achieve expected pricing increases or continued supply chain challenges including volatility in raw materials and supply; risks relating to the outbreak and continued uncertainty associated with the coronavirus (COVID-19) and the conflict between Russia and Ukraine including potential energy shortages in Europe and elsewhere; and the other factors discussed in Item 1A (Risk Factors) in the Company’s most recent Annual Report on Form 10-K filed with the SEC, which should be reviewed carefully. The Company undertakes no obligation to update or revise any forward-looking statement.

USE OF NON-GAAP FINANCIAL INFORMATION

This press release contains non-GAAP financial information, including adjusted gross profit as a percent of sales, adjusted net income, adjusted operating income, adjusted operating margin, adjusted earnings per diluted share, net income attributable to Chart Industries, Inc. adjusted, free cash flow and adjusted free cash flow and EBITDA and adjusted EBITDA. For additional information regarding the Company's use of non-GAAP financial information, as well as reconciliations of non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States ("GAAP"), please see the reconciliation pages at the end of this news release and the slides titled "Second Quarter 2023 Adjusted EPS," “Segment Information,” “Second Quarter 2023 Free Cash Flow”, and “Second Quarter 2023 Adjusted EBITDA” included in the supplemental slides accompanying this release.

The Company believes these non-GAAP measures are of interest to investors and facilitate useful period-to-period comparisons of the Company’s financial results, and this information is used by the Company in evaluating internal performance. With respect to the Company’s second half 2023 outlook, and 2023 and 2024 full year earnings outlook, the Company is not able to provide a reconciliation of the adjusted earnings per non-diluted share, adjusted free cash flow or adjusted EBITDA because certain items may have not yet occurred or are out of the Company’s control and/or cannot be reasonably predicted.

CONFERENCE CALL
As previously announced, the Company has scheduled a conference call for Friday, July 28, 2023 at 8:30 a.m. ET to discuss its second quarter 2023 financial results. Participants wishing to join the live Q&A session must dial-in with the following information:

PARTICIPANT INFORMATION: Toll-Free - North America: (+1) 888 259 6580 Toll North America and other locations: (+1) 416 764 8624 Conference ID: 21190891
A live webcast and replay will be available on the Company's investor relations website through the following link: Q2 2023 Webcast Registration.

About Chart Industries, Inc.
Chart Industries, Inc. is a leading independent global leader in the design, engineering, and manufacturing of process technologies and equipment for gas and liquid molecule handling for the Nexus of Clean™ - clean power, clean water, clean food, and clean industrials, regardless of molecule. The company’s unique product and solution portfolio across stationary and rotating equipment is used in every phase of the liquid gas supply chain, including engineering, service and repair from installation to preventive maintenance and digital monitoring. Chart is a leading provider of technology, equipment and services related to liquefied natural gas, hydrogen, biogas and CO2 capture amongst other applications. Chart is committed to excellence in environmental, social and corporate governance (ESG) issues both for its company as well as its customers. With 64 global manufacturing locations and over 50 service centers from the United States to Asia, Australia, India, Europe and South America, the company maintains accountability and transparency to its team members, suppliers, customers and communities. To learn more, visit www.chartindustries.com

For more information, click here:
http://ir.chartindustries.com/
Investor Relations Contact:
John Walsh
VP, Investor Relations
770-721-8899
john.walsh@chartindustries.com

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Dollars and shares in millions, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30, 2023	June 30, 2022	March 31, 2023	June 30, 2023	June 30, 2022
Sales	$908.1	$404.8	$531.5	$1,439.6	$758.9
Cost of sales	627.5	310.0	382.2	1,009.7	580.4
Gross profit	280.6	94.8	149.3	429.9	178.5
Selling, general, and administrative expenses	140.7	53.5	92.9	233.6	107.0
Amortization expense	44.2	11.7	21.8	66.0	21.8
Operating expenses	184.9	65.2	114.7	299.6	128.8
Operating income (1) – (4)	95.7	29.6	34.6	130.3	49.7
Acquisition related finance fees	—	—	26.1	26.1	—
Interest expense, net	79.5	4.4	25.5	105.0	7.6
Financing costs amortization	4.4	0.7	2.8	7.2	1.4
Unrealized loss on investments in equity securities	4.6	9.6	2.0	6.6	12.2
Realized gain on equity method investment	—	(0.3)	—	—	(0.3)
Foreign currency gain	(4.1)	(1.7)	(1.1)	(5.2)	(0.1)
Other expense (income)	0.8	(0.2)	0.8	1.6	(0.9)
Income (loss) from continuing operations before income taxes and equity in earnings (loss) of unconsolidated affiliates, net	10.5	17.1	(21.5)	(11.0)	29.8
Income tax expense (benefit)	2.4	3.5	(6.7)	(4.3)	5.6
Income (loss) from continuing operations before equity in earnings (loss) of unconsolidated affiliates, net	8.1	13.6	(14.8)	(6.7)	24.2
Equity in earnings (loss) of unconsolidated affiliates, net	1.5	(0.2)	(0.4)	1.1	(0.5)
Net income (loss) from continuing operations	9.6	13.4	(15.2)	(5.6)	23.7
Income from discontinued operations, net of tax	2.5	—	1.3	3.4	—
Net income (loss)	12.1	13.4	(13.9)	(2.2)	23.7
Less: Income attributable to noncontrolling interests of continuing operations, net of taxes	3.0	0.4	0.7	3.7	0.5
Net income (loss) attributable to Chart Industries, Inc.	$9.1	$13.0	$(14.6)	$(5.9)	$23.2

Amounts attributable to Chart common stockholders
Income (loss) from continuing operations	$6.6	$13.0	$(15.9)	$(9.3)	$23.2
Less: Mandatory convertible preferred stock dividend requirement	6.9	—	6.8	13.7	—
(Loss) income from continuing operations attributable to Chart	(0.3)	13.0	(22.7)	(23.0)	23.2
Income from discontinued operations, net of tax	2.5	—	1.3	3.4	—
Net income (loss) attributable to Chart common stockholders	$2.2	$13.0	$(21.4)	$(19.6)	$23.2

Basic earnings per common share attributable to Chart Industries, Inc.
(Loss) income from continuing operations	$(0.01)	$0.36	$(0.54)	$(0.55)	$0.65
Income from discontinued operations	0.06	—	0.03	0.08	—
Net income (loss) attributable to Chart Industries, Inc.	$0.05	$0.36	$(0.51)	$(0.47)	$0.65
Diluted earnings per common share attributable to Chart Industries, Inc.
(Loss) income from continuing operations	$(0.01)	$0.31	$(0.54)	$(0.55)	$0.56
Income from discontinued operations	0.06	—	0.03	0.08	—
Net income (loss) attributable to Chart Industries, Inc.	$0.05	$0.31	$(0.51)	$(0.47)	$0.56
Weighted-average number of common shares outstanding:
Basic	41.97	35.86	41.94	41.96	35.85
Diluted (5) – (7)	46.45	41.56	41.94	41.96	41.18
_______________
(1)Includes depreciation expense of:
•$18.7, $10.0 and $11.5 for the three months ended June 30, 2023, June 30, 2022 and March 31, 2023, respectively, and
•$30.2 and $20.4 for the six months ended June 30, 2023 and June 30, 2022, respectively.
(2)Includes restructuring costs of:
•$5.4, $0.2, and $1.6 for the three months ended June 30, 2023, June 30, 2022 and March 31, 2023, respectively, and
•$7.0 and $0.3 for the six months ended June 30, 2023 and June 30, 2022, respectively.
(3)Includes acquisition-related contingent consideration charges (credits) in our Specialty Products segment of:
•$1.1, $(0.2), and $(7.4) for the three months ended June 30, 2023, June 30, 2022 and March 31, 2023, respectively, and
•$(6.5) and $(1.0) for the six months ended June 30, 2023 and June 30, 2022, respectively.
(4)Includes deal-related and integration costs of:
•$11.3, for the three months ended June 30, 2023 which includes costs related to the Howden acquisition such as interest, deal advisory and financing costs and $5.1 and $81.7 for the three months ended June 30, 2022 and March 31, 2023, respectively, and
•$93.0 and $9.3 for the six months ended June 30, 2023 and June 30, 2022, respectively.
(5)Does not include an additional 4.31 shares related to the convertible notes due 2024 and associated warrants in our diluted earnings per share calculation for the three months ended June 30, 2023 as they are anti-dilutive for the period. Also, the associated hedge, which helps offset this dilution, cannot be taken into account under U.S. generally accepted accounting principles (“GAAP”). If the hedge could have been considered, it would have reduced the additional shares by 2.38 for the three months ended June 30, 2023.
(6)Includes an additional 5.44 shares related to the convertible notes due 2024 and associated warrants in our diluted earnings per share calculation for the three months ended June 30, 2022. The associated hedge, which helps offset this dilution, cannot be taken into account under U.S.GAAP. If the hedge could have been considered, it would have reduced the additional shares by 2.89 shares for the three months ended June 30, 2022.
(7)Includes an additional 5.08 shares related to the convertible notes due 2024 and associated warrants in our diluted earnings per share calculation for the three months ended March 31, 2023. The associated hedge, which helps offset this dilution, cannot be taken into account under U.S.GAAP. If the hedge could have been considered, it would have reduced the additional shares by 2.73 shares for the three months ended March 31, 2023.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in millions)

	Three Months Ended			Six Months Ended
	June 30, 2023	June 30, 2022	March 31, 2023	June 30, 2023	June 30, 2022
Net Cash Provided By (Used In) Operating Activities	$91.6	$34.7	$(32.1)	$59.5	$12.5
Investing Activities
Acquisition of businesses, net of cash acquired	—	(24.5)	(4,339.8)	(4,339.8)	(25.3)
Investments	(0.5)	—	(2.1)	(2.6)	(3.9)
Capital expenditures	(23.0)	(17.2)	(31.4)	(54.4)	(29.8)
Proceeds from sale of assets	(0.1)	—	0.1	—	—
Cash received from settlement of cross-currency swap agreements	—	3.6	—	—	3.6
Government grants and other	(0.4)	(0.1)	(0.6)	(1.0)	(0.3)
Net Cash Used In Investing Activities	(24.0)	(38.2)	(4,373.8)	(4,397.8)	(55.7)
Financing Activities
Borrowings on credit facilities	88.0	179.3	634.8	722.8	433.3
Repayments on credit facilities	(339.8)	(125.3)	(45.0)	(384.8)	(361.2)
Borrowings on term loan	250.0	—	1,497.2	1,747.2	—
Repayments on term loan	(3.8)	—	—	(3.8)	—
Payments for debt issuance costs	(11.9)	—	(121.5)	(133.4)	—
Payment of contingent consideration	(1.7)	—	—	(1.7)	—
Proceeds from issuance of common stock, net	—	—	11.7	11.7	—
Proceeds from exercise of stock options	0.1	0.4	0.1	0.2	1.4
Common stock repurchases from share-based compensation plans	(0.1)	(0.1)	(2.6)	(2.7)	(3.3)
Dividend distribution to noncontrolling interest	(8.4)	—	—	(8.4)	—
Dividends paid on mandatory convertible preferred stock	(6.8)	—	(6.9)	(13.7)	—
Net Cash (Used In) Provided By Financing Activities	(34.4)	54.3	1,967.8	1,933.4	70.2
Effect of exchange rate changes on cash	(0.3)	(1.0)	2.2	1.9	0.3
Net increase (decrease) in cash, cash equivalents, restricted cash, and restricted cash equivalents	32.9	49.8	(2,435.9)	(2,403.0)	27.3
Cash, cash equivalents, restricted cash, and restricted cash equivalents at beginning of period (1)	169.4	99.9	2,605.3	2,605.3	122.4
CASH, CASH EQUIVALENTS, RESTRICTED CASH, AND RESTRICTED CASH EQUIVALENTS AT END OF PERIOD (1)	$202.3	$149.7	$169.4	$202.3	$149.7
_______________
(1)Includes restricted cash and restricted cash equivalents of $12.5, $2.5 and $1,941.7 as of June 30, 2023, March 31, 2023 and December 31, 2022, respectively and $0.2 as of both March 31, 2022 and December 31, 2021.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in millions)

	June 30, 2023	December 31, 2022
ASSETS
Cash and cash equivalents	$189.8	$663.6
Restricted cash	12.5	1,941.7
Accounts receivable, net	769.7	278.4
Inventories, net	634.6	357.9
Other current assets	641.6	449.3
Property, plant, and equipment, net	782.7	430.0
Goodwill	2,827.8	992.0
Identifiable intangible assets, net	2,913.4	535.3
Equity method investments	120.6	93.0
Investments in equity securities	89.9	96.5
Other assets	117.5	64.2
Total assets of discontinued operations	307.4	—
TOTAL ASSETS	$9,407.5	$5,901.9

LIABILITIES AND EQUITY
Current liabilities	$1,815.5	$1,081.6
Long-term debt	4,039.5	2,039.8
Other long-term liabilities	715.3	96.2
Total liabilities of discontinued operations	30.0	—
Equity	2,807.2	2,684.3
TOTAL LIABILITIES AND EQUITY	$9,407.5	$5,901.9

CHART INDUSTRIES, INC. AND SUBSIDIARIES
OPERATING SEGMENTS (UNAUDITED)
(Dollars in millions)

	Three Months Ended			Six Months Ended
	June 30, 2023	June 30, 2022	March 31, 2023	June 30, 2023	June 30, 2022
Sales
Cryo Tank Solutions	$152.7	$132.9	$123.5	$276.2	$251.0
Heat Transfer Systems	236.0	102.9	167.5	403.5	182.2
Specialty Products	236.7	115.3	126.2	362.9	222.8
Repair, Service & Leasing	298.7	55.4	118.5	417.2	104.7
Intersegment eliminations	(16.0)	(1.7)	(4.2)	(20.2)	(1.8)
Consolidated	$908.1	$404.8	$531.5	$1,439.6	$758.9
Gross Profit
Cryo Tank Solutions	$28.8	$21.6	$21.5	$50.3	$47.0
Heat Transfer Systems	67.3	14.8	41.3	108.6	24.9
Specialty Products	61.0	39.4	35.9	96.9	72.0
Repair, Service & Leasing	123.5	19.0	50.6	174.1	34.6
Consolidated	$280.6	$94.8	$149.3	$429.9	$178.5
Gross Profit Margin
Cryo Tank Solutions	18.9%	16.3%	17.4%	18.2%	18.7%
Heat Transfer Systems	28.5%	14.4%	24.7%	26.9%	13.7%
Specialty Products	25.8%	34.2%	28.4%	26.7%	32.3%
Repair, Service & Leasing	41.3%	34.3%	42.7%	41.7%	33.0%
Consolidated	30.9%	23.4%	28.1%	29.9%	23.5%
Operating Income (Loss)
Cryo Tank Solutions	$10.5	$9.9	$4.3	$14.8	$24.0
Heat Transfer Systems	49.8	5.7	27.3	77.1	5.5
Specialty Products	29.1	20.8	21.8	50.9	37.0
Repair, Service & Leasing	45.6	12.0	33.1	78.7	20.3
Corporate	(39.3)	(18.8)	(51.9)	(91.2)	(37.1)
Consolidated (1) – (6)	$95.7	$29.6	$34.6	$130.3	$49.7
Operating Margin (Loss)
Cryo Tank Solutions	6.9%	7.4%	3.5%	5.4%	9.6%
Heat Transfer Systems	21.1%	5.5%	16.3%	19.1%	3.0%
Specialty Products	12.3%	18.0%	17.3%	14.0%	16.6%
Repair, Service & Leasing	15.3%	21.7%	27.9%	18.9%	19.4%
Consolidated	10.5%	7.3%	6.5%	9.1%	6.5%
_______________
(1)Restructuring costs for the three months ended:
•June 30, 2023 were $5.4 ($3.7 - Corporate, $0.7 - Repair, Service & Leasing, $0.5 - Specialty Products, $0.3 - Cryo Tank Solutions and $0.2 - Heat Transfer Systems).
•June 30, 2022 were $0.2 ($0.1 - Cryo Tank Solutions and $0.1 - Specialty Products).
•March 31, 2023 were $1.6 ($0.8 - Cryo Tank Solutions and $0.8 - Repair, Service & Leasing).
(2)Restructuring costs for the six months ended:
•June 30, 2023 were $7.0 ($1.5 Repair, Service and Leasing, $1.1 - Cryo Tank Solutions, $0.2 - Heat Transfer Systems and $3.7 - Corporate).
•June 30, 2022 were $0.3 ($0.1 - Cryo Tank Solutions, $0.1 - Heat Transfer Systems and $0.1 - Specialty Products).

(3)Acquisition-related contingent consideration adjustments in our Specialty Products segment for the three months ended:
•June 30, 2023 were an increase in fair value of $1.1.
•June 30, 2022 were a decrease in fair value of $0.2.
•March 31, 2023 were a decrease in fair value of $7.4.
(4)Acquisition-related contingent consideration adjustments in our Specialty Products segment for the six months ended:
•June 30, 2023 were a decrease in fair value of $6.5.
•June 30, 2022 were a decrease in fair value of $1.0.
(5)Deal-related and integration costs, which includes costs related to the Howden acquisition such as interest, deal advisory and financing costs, for the three months ended:
•June 30, 2023 were $11.3.
•June 30, 2022 were $5.1.
•March 31, 2023 were $81.7.
(6)Deal-related and integration costs, which includes costs related to the Howden acquisition such as interest, deal advisory and financing costs for the six months ended:
•June 30, 2023 were $93.0.
•June 30, 2022 were $9.3.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
ORDERS AND BACKLOG (UNAUDITED)
(Dollars in millions)

	Three Months Ended
	June 30, 2023	June 30, 2022	March 31, 2023
Orders
Cryo Tank Solutions	$155.0	$106.1	$140.6
Heat Transfer Systems	302.2	470.1	311.2
Specialty Products	293.2	265.7	179.5
Repair, Service & Leasing	319.7	47.4	121.5
Intersegment eliminations	(7.0)	(1.5)	(12.1)
Consolidated	$1,063.1	$887.8	$740.7

	As of
	June 30, 2023	June 30, 2022	March 31, 2023
Backlog
Cryo Tank Solutions	$452.7	$331.9	$473.2
Heat Transfer Systems	1,708.9	1,003.8	1,590.2
Specialty Products	1,259.5	570.4	1,316.0
Repair, Service & Leasing	580.7	48.5	524.3
Intersegment eliminations	(37.0)	(1.3)	(45.4)
Consolidated	$3,964.8	$1,953.3	$3,858.3

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CHART INDUSTRIES, INC.– CONTINUING OPERATIONS TO ADJUSTED EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CHART INDUSTRIES, INC. (UNAUDITED)
(Dollars in millions, except per share amounts)

	Q2 2023 Diluted EPS	YTD June 2023 Diluted EPS
Amounts attributable to Chart common stockholders
Income (loss) from continuing operations	$6.6	$(9.3)
Less: Mandatory convertible preferred stock dividend requirement	6.9	13.7
Reported loss from continuing operations attributable to Chart (U.S. GAAP)	(0.3)	(23.0)
Earnings per common share attributable to Chart Industries, Inc. – continuing operations	$(0.01)	$(0.50)
Investment equities mark-to-market (1)	0.10	0.15
Debt and financing costs	—	1.29
Mandatory convertible preferred stock dividend	0.15	0.29
Deal related and integration costs (2)	0.16	0.71
Howden amortization	0.99	1.24
Startup costs – organic	—	0.03
Restructuring & related costs (3)	0.13	0.16
Other one-time items	—	0.01
Tax effects	(0.33)	(0.83)
Adjusted earnings per common share attributable to Chart Industries, Inc. (non-GAAP)	$1.19	$2.55
Share Count	46.45	46.46
_____________
(1) Includes the mark-to-market of our inorganic investments in McPhy, Stabilis and other minority investments.
(2) Includes third party support fees for the three months ended June 30, 2023.
(3) Includes restructuring costs of $5.4 for the three months ended June 30, 2023.
_____________
Adjusted earnings per common share attributable to Chart Industries, Inc. is not a measure of financial performance under U.S. GAAP and should not be considered as an alternative to earnings per share in accordance with U.S. GAAP. Management believes that adjusted earnings per common share attributable to Chart Industries, Inc. facilitate useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of these non-GAAP measures may not be comparable to the calculations of similarly titled measures reported by other companies.

1

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO CHART INDUSTRIES, INC. TO NET INCOME, ADJUSTED (UNAUDITED)
(Dollars in millions)

	Three Months Ended		Six Months Ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Net income (loss) attributable to Chart Industries, Inc. (U.S. GAAP)	$9.1	$13.0	$(5.9)	$23.2
Income attributable to noncontrolling interests of continuing operations, net of taxes (U.S. GAAP)	3.0	0.4	3.7	0.5
Net income (loss) (U.S. GAAP)	12.1	13.4	(2.2)	23.7
Financing costs amortization	4.4	0.7	7.2	1.4
Unrealized foreign currency transaction gain	(2.5)	(3.2)	(0.8)	(4.3)
Employee share-based compensation expense	2.6	2.3	6.6	5.6
Unrealized loss on investment in equity securities	4.6	9.6	6.6	12.2
Realized gain on equity method investment	—	(0.3)	—	(0.3)
Equity in loss of unconsolidated affiliates, net	(1.7)	0.3	(1.2)	0.6
Other non-cash operating activities	1.3	(0.9)	1.4	1.1
Net income adjusted (non-GAAP)	$20.8	$21.9	$17.6	$40.0
_______________
Net income adjusted is not a measure of financial performance under U.S. GAAP and should not be considered as an alternative to net income in accordance with U.S. GAAP. Management believes that net income adjusted, facilitates useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of this non-GAAP measure may not be comparable to the calculations of similarly titled measures reported by other companies.
RECONCILIATION OF NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW AND ADJUSTED FREE CASH FLOW (UNAUDITED)
(Dollars in millions)

	Three Months Ended		Six Months Ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Net cash provided by operating activities – consolidated (U.S. GAAP)	$91.6	$34.7	$59.5	$12.5
Capital expenditures – consolidated	(23.0)	(17.2)	(54.4)	(29.8)
Free cash flow – consolidated (non-GAAP)	$68.6	$17.5	$5.1	$(17.3)

	Three Months Ended		Six Months Ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Net cash provided by operating activities – discontinued operations (U.S. GAAP)	$(5.5)	$—	$(5.5)	$—
Capital expenditures – discontinued operations	(2.1)	—	(2.1)	—
Free cash flow – discontinued operations (non-GAAP)	$(7.6)	$—	$(7.6)	$—
_______________
Free cash flow is not a measure of financial performance under U.S. GAAP and should not be considered as an alternative to net cash provided by (used in) operating activities in accordance with U.S. GAAP. Management believes that free cash flow facilitates useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of this non-GAAP measure may not be comparable to the calculations of similarly titled measures reported by other companies.

2

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATIONS OF GROSS PROFIT TO ADJUSTED GROSS PROFIT AND OPERATING INCOME (LOSS) TO ADJUSTED OPERATING INCOME (LOSS) (UNAUDITED)
(Dollars in millions)

	Three Months Ended June 30, 2023
	Cryo Tank Solutions	Heat Transfer Systems	Specialty Products	Repair, Service & Leasing	Intersegment Eliminations	Corporate	Consolidated
Sales	$152.7	$236.0	$236.7	$298.7	$(16.0)	$—	$908.1
Gross profit as reported (U.S. GAAP)	28.8	67.3	61.0	123.5	—	—	280.6
Restructuring, transaction-related and other one-time costs	4.1	0.6	2.8	6.6	—	—	14.1
Adjusted gross profit (non-GAAP)	$32.9	$67.9	$63.8	$130.1	$—	$—	$294.7
Adjusted gross profit margin (non-GAAP)	21.5%	28.8%	27.0%	43.6%	—%	—%	32.5%

Operating income (loss) as reported (U.S. GAAP)	$10.5	$49.8	$29.1	$45.6	$—	$(39.3)	95.7
Restructuring, transaction-related and other one-time costs	2.7	0.8	3.4	44.5	—	7.3	58.7
Adjusted operating income (loss) (non-GAAP)	$13.2	$50.6	$32.5	$90.1	$—	$(32.0)	$154.4
Adjusted operating margin (non-GAAP)	8.6%	21.4%	13.7%	30.2%	—%	—%	17.0%

	Three Months Ended June 30, 2022
	Cryo Tank Solutions	Heat Transfer Systems	Specialty Products	Repair, Service & Leasing	Intersegment Eliminations	Corporate	Consolidated
Sales	$132.9	$102.9	$115.3	$55.4	$(1.7)	$—	$404.8
Gross profit as reported (U.S. GAAP)	21.6	14.8	39.4	19.0	—	—	94.8
Restructuring related, deal-related, integration and other one time costs	3.4	1.6	1.9	0.7	—	—	7.6
Adjusted gross profit (non-GAAP)	$25.0	$16.4	$41.3	$19.7	$—	$—	$102.4
Adjusted gross profit margin (non-GAAP)	18.8%	15.9%	35.8%	35.6%	—%	—%	25.3%

Operating income (loss) as reported (U.S. GAAP)	$9.9	$5.7	$20.8	$12.0	$—	$(18.8)	29.6
Restructuring related, deal-related, integration and other one time costs	3.4	1.9	2.8	0.7	—	1.6	10.4
Adjusted operating income (loss) (non-GAAP)	$13.3	$7.6	$23.6	$12.7	$—	$(17.2)	$40.0
Adjusted operating margin (non-GAAP)	10.0%	7.4%	20.5%	22.9%	—%	—%	9.9%

1

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATIONS OF GROSS PROFIT TO ADJUSTED GROSS PROFIT AND OPERATING INCOME (LOSS) TO ADJUSTED OPERATING INCOME (LOSS) (UNAUDITED) (CONTINUED)
(Dollars in millions)

	Three Months Ended March 31, 2023
	Cryo Tank Solutions	Heat Transfer Systems	Specialty Products	Repair, Service & Leasing	Intersegment Eliminations	Corporate	Consolidated
Sales	$123.5	$167.5	$126.2	$118.5	$(4.2)	$—	$531.5
Gross profit as reported (U.S. GAAP)	21.5	41.3	35.9	50.6	—	—	149.3
Restructuring, transaction-related and other one-time costs	0.4	1.0	0.7	—	—	—	2.1
Adjusted gross profit (non-GAAP)	$21.9	$42.3	$36.6	$50.6	$—	$—	$151.4
Adjusted gross profit margin (non-GAAP)	17.7%	25.3%	29.0%	42.7%	—%	—%	28.5%

Operating income (loss) as reported (U.S. GAAP)	$4.3	$27.3	$21.8	$33.1	$—	$(51.9)	34.6
Restructuring, transaction-related and other one-time costs	0.4	1.1	(4.9)	11.6	—	28.1	36.3
Adjusted operating income (loss) (non-GAAP)	$4.7	$28.4	$16.9	$44.7	$—	$(23.8)	$70.9
Adjusted operating margin (non-GAAP)	3.8%	17.0%	13.4%	37.7%	—%	—%	13.3%
_______________
Adjusted gross profit and adjusted operating income (loss) are not measures of financial performance under U.S. GAAP and should not be considered as an alternative to gross profit and operating income (loss) in accordance with U.S. GAAP. Management believes that adjusted gross profit and adjusted operating income (loss) facilitate useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of these non-GAAP measures may not be comparable to the calculations of similarly titled measures reported by other companies.

2